Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM

We hereby consent to the reference to our name and the description of our role in the valuation process described under the headings “Net Asset Value Calculation and Valuation Procedures—Valuation Policy—Independent Valuation Advisor,” “Net Asset Value Calculation and Valuation Procedures—Our Current NAV Calculations” and “Experts” being included in the Registration Statement on Form S-11 of Ares Real Estate Income Trust Inc. and the prospectus included herein.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
January 11, 2022